UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): May 2, 2003


                            THE PENN TRAFFIC COMPANY
             (Exact name of registrant as specified in its charter)



 Delaware                             1-9930                     25-0716800
(State or other jurisdiction       (Commission                (I.R.S. Employer
 of incorporation)                 File Number)              Identification No.)


                  1200 State Fair Boulevard, Syracuse, New York
                    (Address of principal executive offices)

                                   13221-4737
                                   (zip code)

                                 (315) 453-7284
              (Registrant's telephone number, including area code)



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ITEM 5.  OTHER EVENTS

         The Company issued a press release today that announced that on May 2, 2003, the Company entered into a Waiver and Forbearance Agreement with the lenders under its Revolving Credit and Term Loan Agreement (the "Credit Facility") that (i) waives the events of default that would have arisen under the Credit Facility as a result of the failure by the Company to satisfy certain of the financial covenants contained in the Credit Facility as of the end of the Company's fiscal quarter ended May 3, 2003, and certain other specified defaults, (ii) states that the lenders under the Credit Facility will forebear from taking any action under the Credit Facility as a result of such defaults and (iii) permits Penn Traffic to borrow, repay and reborrow under the Credit Facility through and including May 9, 2003, subject to certain restrictions, including additional restrictions on borrowing availability under the Credit Facility. After giving effect to the Waiver and Forbearance Agreement, availability under the revolving portion of the Credit Facility was approximately $52 million as of May 2, 2003. The Company is currently negotiating an amendment to the Credit Facility that will amend, among other things, the required levels for the Consolidated EBITDA, interest coverage, fixed charge coverage and funded debt ratio to make them less restrictive on the Company for future periods and to provide a permanent waiver of certain other defaults. However, there can be no assurance that the lenders under the Credit Facility will agree to any modifications or amendments to the Credit Facility or that any modifications or amendments will be acceptable to the Company. If the Company is unable to modify or amended the Credit Facility, it will be in default under the Credit Facility and its ability to make further borrowings under the Credit Facility may be terminated and the lenders under the Credit Facility may assert other rights and remedies. A copy of the press release is attached to this Form 8-K as Exhibit 99.1. A copy of the Waiver and Forbearance Agreement is attached to this Form 8-K as Exhibit 99.2.

         In light of the continuing negotiations with the lenders under the Credit Facility, the Company determined it was necessary for it to make use of the Exchange Act Rule 12b-25 extension period with respect to the Company's Annual Report on Form 10-K for the fiscal year ending February 1, 2003 in order to finalize and update its audit report and related diclosures. If the Company had filed its Annual Report on Form 10-K on May 2, 2003, it is likely that the audit opinion contained in the report would have raised concerns over the Company's ability to continue as a going concern. The Company intends to file its Form 10-K report on or before the 15th calendar day following the prescribed date.

FORWARD-LOOKING STATEMENTS

         Certain statements included in this Current Report on Form 8-K, including without limitation, statements relating to the Company's current negotiations with its lenders under the Credit Facility, which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Without limiting the foregoing, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and other similar expressions are intended to identify forward-looking statements. The Company cautions readers that forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different


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from any future results, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, the Company's liquidity and other financial considerations; the ability of the Company to satisfy the financial and other covenants contained in its debt instruments; the ability of the Company to negotiate accommodations from its lenders; the success or failure in the Company's ability to continue to obtain customary terms from its suppliers, vendors and other third parties; and the outcome of pending or yet-to-be instituted legal proceedings. Penn Traffic cautions that the foregoing list of important factors is not exhaustive.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         The press release is attached as Exhibit 99.1 to this report.

         The Waiver and Forbearance Agreement is attached as Exhibit 99.2 to this report.


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                                   Signatures


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 5, 2003


                                        THE PENN TRAFFIC COMPANY



                                        By:  /s/ Martin A. Fox
                                            ------------------------------------
                                            Name:  Martin A. Fox
                                            Title: Executive Vice President and
                                                   Chief Financial Officer


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                                  EXHIBIT LIST

    EXHIBIT      DESCRIPTION
    -------      -----------

    99.1         Press release of The Penn Traffic Company dated May 5, 2003.

    99.2         Waiver and Forbearance Agreement dated May 2, 2003.